EXHIBIT 10.3

AMENDED AND RESTATED
EMPLOYMENT AND SEVERANCE AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective August 9, 2010, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at Suite 101, 5402 Parkdale Drive, Minneapolis, MN 55416 (hereinafter referred to as the “Company”), and Darius H. Gilanfar, a Texas resident (hereinafter referred to as “Executive”).

RECITALS

This Agreement amends and restates in its entirety the Employment and Severance Agreement by and between the Company and Executive, dated December 2, 2008, including all amendments thereto.

1.  EMPLOYMENT, COMPENSATION AND BENEFITS

1.01  The Company hereby employs Executive as a full-time employee on the terms and conditions of this Agreement, and Executive hereby accepts such employment.  Executive’s employment pursuant to this Agreement shall continue for a term ending on October 6, 2012 (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixty (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date after either party has given notice not to extend for an additional year, such employment shall continue on an at-will basis under the remaining terms and conditions of this Agreement, and bonus or incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee.  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

1.02  Executive shall generally have the authority, responsibilities, travel obligations, and such other duties as are customarily performed by a chief operating officer of similar businesses, and shall also render such additional services and duties as may be reasonably requested of him from time to time by the Company’s Chief Executive Officer or Board of Directors.

1.03  Executive shall report to the Chief Executive Officer of the Company and the Board of Directors of the Company or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of said officer and the Board.  The Company retains the discretion to transfer or reassign Executive to another executive position or to other executive duties, and any such transfer or reassignment shall not constitute a breach of this Agreement.

1.04  Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company.

1.05  During the initial term of employment hereunder, Executive shall be paid a base salary at Executive’s current annual rate (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive.  Executive’s Base Salary shall be reviewed approximately annually and changes to Base salary may be made upon the approval of the Board of the company or its Compensation Committee; provided, however, that Executive’s Base Salary shall not be reduced except in connection with Company compensation reductions applied to all other senior executives of the Company.  In the event Executive’s employment shall for any reason terminate during the Term, Executive’s final monthly Base Salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.

1.06  During the term of employment, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

1.07  The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement.  Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.

1.08  Executive shall be entitled to three weeks of paid vacation per year, in addition to the Company’s normal holidays.  Vacation time will be scheduled taking into account the Executive’s duties and obligations at the Company.  Sick leave and all other leaves of absence will be in accordance with the Company’s stated personnel policies.

1.09   Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, severance payments provided for under Article 3 of this Agreement and base salary payments provided for under Section 2.04 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Articles 4 or 5 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 1.09 shall survive the termination of this Agreement indefinitely.

2.  TERMINATION OF EMPLOYMENT

2.01  The Company may terminate Executive’s employment by giving Executive written notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of three (3) months or longer.  In the event of such termination, Executive shall receive base compensation due through the date of termination and to a pro-rated bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed through the date of termination based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

2.02  Executive’s employment will be deemed terminated upon the death of the Executive.  In the event of such termination, Executive shall receive compensation earned through the date of termination and to a pro-rated bonus due Executive pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

2.03  Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice if the termination is based on any of the following events that constitute Cause for the purposes of this Agreement:

(a)                                  any conviction or nolo contendere plea by Executive to a felony, gross misdemeanor or misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company and the image of its management;

(b)                                 any act of material misconduct, willful and gross negligence, willful violation of federal or state securities laws, or material breach of duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or material breach of a fiduciary duty to the Company which results in harm or loss to the Company;

(c)                                  any material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless (i) such breach is part of a pattern of chronic breaches of the same, which may be evidenced by reports or warning letters given by the Company to Executive; or (ii) such breach is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated or remedied by such cure;

(d)                                 any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless (i) such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by reports or warning letters given by the Company to Executive; or (ii) such insubordination is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated or remedied by such cure; or

(e)                                  any unauthorized disclosure of any Company trade secret or confidential information, or conduct constituting unfair competition with respect to the Company, including inducing a party to breach a contract with the Company.

In the event of such termination, and not withstanding any contrary provision otherwise stated, Executive shall receive only his base salary earned through the date of termination.

2.04  In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Sections 2.01 and 2.02) or by the Executive with Good Reason as defined in Section 3.09, the Company will pay Executive the remainder of Executive’s Base Salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following the Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 3.01; shall not be deemed to be “cash severance-type benefits” under Section 3.04; and shall not reduce amounts to which Executive is entitled upon a termination under Article 3.  Notwithstanding the above, if the Executive terminates employment due to Section 3.09(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

3.  SEVERANCE BENEFIT

3.01  The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination:

(a)           if (i) there has been a Change of Control of the Company (as defined in Section 3.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 3.09)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without Cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)           if the employment of Executive is terminated by the Company without Cause at any time, or the Executive terminates his employment for “Good Reason” at any time.  For the purposes of this Section (3.01(b)) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 3.09, except that no “Change of Control” need occur; or

(c)           if (i) a Change in Control (as defined in Section 3.02) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

For avoidance of doubt, if Executive’s employment is terminated without Cause or by Executive for Good Reason, Executive shall be entitled to receive (i) the Severance Payment pursuant to Section 3.01 and (ii) his Base Salary through the Termination Date.  If the Company elects to not extend Executive’s employment beyond the Termination Date or any extension thereof and terminates Executive’s employment, such termination shall be a termination without Cause for the purposes of Section 3.01(b) and Executive shall receive, without duplication, his Base Salary through the Termination Date as provided in Section 2.04.

Nothing in this Section 3.01 shall limit the authority of the Compensation Committee or Board to terminate Executive’s employment in accordance with Section 2.03.  Payment of the Severance Payment pursuant to Section 3.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 3.09(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 3.01.

3.02  For the purposes of this Agreement, “Change in Control” shall mean any one of the following:

(a)                        an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:

(1)           the then outstanding Stock; or

(2)           the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control:

(i)            any acquisition directly from the Company;

(ii)           any acquisition by the Company or Subsidiary;

(iii)          any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary;

(iv)          any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)                       individuals who, during any twelve (12) month period, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board;

(c)                        approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of the Company’s Stock and other voting securities either legally or beneficially;

(d)                       the sale, transfer or other disposition of all substantially all of the Company’s assets; or

(e)                        a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.

A “Change in Control” shall not be deemed to occur with respect to Executive if the merger, sale, transfer or an acquisition of a 50% or greater interest is to or by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.

3.03  Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement shall satisfy the applicable requirements, if any, of Section 409A of the Code (“Section 409A”) in a manner that will preclude the imposition of the penalties described in Section 409A.  The parties agree that the Agreement shall be deemed modified as may become necessary (as determined by the Company in its discretion) to satisfy the requirements described above.

3.04  In addition to the Severance Payment payable pursuant to Section 3.01, the Company will pay Executive a pro-rated bonus due Executive pursuant to any bonus plan or arrangement in which Executive participates at the time of termination of his employment.  Such bonus shall be reduced by the amount of cash severance benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-benefits” for purposes of this Section 3.04.

3.05  All severance payments made under this Agreement, including those paid under Article 2, shall be conditioned upon the Executive’s signing and not rescinding a separation agreement and release in a form acceptable to the Company, which agreement shall include, at a minimum a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to promptly return to the Company all Company property.

3.06  Notwithstanding any other provision of this Agreement, the Company and Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service — in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.  In this connection, the Company and Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

3.07  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.

3.08  If the Company is obligated to pay the severance payment provided in Section 3.01, and if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay on Executive’s behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Executive’s COBRA/continuation rights expire; and cause the immediate vesting of any unvested stock options then held by Executive.

3.09  “Good Reason” will be deemed to have occurred if, after a Change in Control:

(a)           the Company, its successors or assigns, assigns Executive position, principal duties, responsibilities, or status materially contrary to that provided in Sections 1.02 or 1.03 above;

(b)           the Company, its successors or assigns, relocates Executive to a location that is more than fifty (50) miles from the Company’s current headquarters in Minnesota;

(c)           the Company, its successors or assigns, materially reduces Executive’s base salary contrary to the provisions of Section 1.05 hereof or fails to pay Executive any material compensation or fringe benefits to which the Executive is entitled within ten (10) business days of the due date; or

(d)           a successor company fails or refuses to assume the Company’s obligations under this Agreement;

(e)           the Company, its successors or assigns, breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving notice thereof from Executive.

If Executive intends to terminate this Agreement for Good Reason:  (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

3.10  The provisions of this Article 3 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.

4.  NONDISCLOSURE AND INVENTIONS

4.01  Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the Term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, recipes, formulas, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by the Company.  Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.

4.02  The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party.

4.03  Executive acknowledges that new and valuable proprietary concepts, recipes, methods, processes, discoveries, trade secrets (as defined in the Minnesota Uniform Trade Secrets Act), improvements, adaptations, or ideas (herein individually and collectively referred to as “Inventions”) may be developed, originated, authorized, conceived, invented, or made by Executive, either alone or jointly with others, in the course of Executive’s employment by the Company.  All such Inventions shall be the exclusive property of the Company, whether or not patentable or copyrightable, and whether or not shown or described in writing or reduced to practice.

NOTICE:  The Company hereby notifies Executive that the foregoing does not apply to Inventions or ideas for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of the Company and (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company.

4.04  In the event of a breach or threatened breach by Executive of the provisions of this Article 4, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

4.05  The Executive understands and agrees that any violation of this Article 4 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment pursuant to Section 2.03 hereof.

4.06  The provisions of this Article 4 shall survive termination of this Agreement indefinitely.

5.  NON-COMPETITION AND NON-RECRUITMENT

5.01  The Company and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, Executives and vendors; (ii) as a consequence of using or associating himself with the Company’s name, goodwill, and reputation,

Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information.  In light of these considerations, this Article 5 sets forth the terms and conditions of Executive’s obligations of non-competition and non-recruitment during the Term of and subsequent to the termination of this Agreement and/or Executive’s employment for any reason.

5.02  Unless the obligation is waived or limited by the Company as set forth herein, Executive agrees that during the term of Executive’s employment pursuant to this Agreement and for a period of twelve (12) months following termination of Executive’s employment for any reason, Executive will not directly or indirectly: (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of the Company within the twelve (12) months prior to the date of termination; or (b) engage within the U.S. markets in which the Company engages in business at the time of termination, in any business activity in competition with the casual dining restaurant business as conducted by the company at the time of Executive’s termination.  At its sole option, the Company may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

5.03  During the period of employment, and for a period of twelve (12) months following termination of Executive’s employment for any reason, Executive will not directly, or indirectly on behalf of any other person, engage in the recruitment or hiring of any of the Company’s employees.

5.04  Executive agrees that breach by him of the provisions of this Article 5 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 5, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security and, if the Company is successful in establishing a breach of this Agreement, its reasonable attorneys’ fees and costs..  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and attorney fees incurred in enforcing this Agreement.

5.05  The obligations contained in this Article 5 shall survive the termination of this Agreement indefinitely.

6.  MISCELLANEOUS

6.01  Governing Law.  This Agreement and the employment relationship between the Company and Executive shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.

6.02  Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder,

to any other person or entity.  This Agreement may be assigned by the Company to any successor to the Company or any purchaser of its assets.

6.03  Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other Executive.

6.04  Modification.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

6.05  Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD

By	/s/ Steven J. Wagenheim
Steven J. Wagenheim, Chief Executive Officer

EXECUTIVE

By	/s/Darius H. Gilanfar
Darius H. Gilanfar